UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 4, 2012

AMSCAN HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-14107	13-3911462
(State or other jurisdiction of of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

80 Grasslands Road, Elmsford, New York 10523

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (914) 345-2020

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Party City Holdings Inc. (“Party City”) announced that on June 4, 2012 it entered into a definitive agreement (the “Agreement”) pursuant to which funds affiliated with Thomas H. Lee Partners, L.P (“THL”) will acquire a majority stake in Party City in a recapitalization transaction (the “Transaction”) valued at $2.69 billion.

The equity proceeds payable to stockholders of Party City in connection with the Transaction will be determined by adding to such value the estimated cash, the estimated working capital adjustment, and the sum of the aggregate strike prices of all vested in-the-money options, and subtracting the outstanding debt.

The registrant, Amscan Holdings, Inc. (the “Company”), is a wholly-owned subsidiary of Party City. Amounts outstanding under the Company’s ABL Credit Agreement dated August 13, 2010 and the Company’s Term Loan Agreement dated December 2, 2010, as well as the Company’s 8.75% Senior Subordinated Notes due 2014, will be repaid in connection with the closing of the Transaction.

Concurrently with the execution of the Agreement, stockholders of Party City affiliated with Advent International, Berkshire Partners and Weston Presidio (collectively, the “Rollover Investors”) executed a rollover letter (the “Rollover Agreement”) pursuant to which they committed to retain a portion of their respective investments in Party City. The completion of the Transaction is subject to certain customary conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Party City anticipates that the Transaction will be completed in the third quarter of 2012.

On June 5, 2012, Party City and Thomas H. Lee Partners issued a joint press release announcing the execution of the Agreement. The press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release issued on June 5, 2012.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMSCAN HOLDINGS, INC.

Date: June 5, 2012.	By:	/s/ Michael A. Correale
		Name:	Michael A. Correale
		Title:	Chief Financial Officer